UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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PLX TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS II, L.P.
POTOMAC CAPITAL MANAGEMENT II, L.L.C.
POTOMAC CAPITAL PARTNERS III, L.P.
POTOMAC CAPITAL MANAGEMENT III, L.L.C.
POTOMAC CAPITAL PARTNERS L.P.
POTOMAC CAPITAL MANAGEMENT, L.L.C.
PAUL J. SOLIT
ERIC B. SINGER
MARTIN COLOMBATTO
STEPHEN DOMENIK
MARK SCHWARTZ
ARTHUR SWIFT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Potomac Capital Partners II, L.P., together with the other Participants named herein (collectively, “Potomac”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of PLX Technology, Inc.  Potomac intends to make a preliminary filing with the SEC of a proxy statement and an accompanying proxy card in connection with the Annual Meeting.

On October 25, 2013, Potomac issued the following press release:

FOR IMMEDIATE RELEASE

POTOMAC CAPITAL PARTNERS SENDS OPEN LETTER TO STOCKHOLDERS OF PLX TECHNOLOGY, INC.

Expresses Disappointment with Board’s Failure to Engage in Meaningful Discussions with Its Largest Stockholder

Questions Motives of Board with Long Tenure and De Minimis Ownership of PLX

New York, NY, October 25, 2013 – Potomac Capital Partners II, L.P., who beneficially owns, together with its affiliates, approximately 9.8% of the outstanding common stock of PLX Technology, Inc. (“PLX” or the “Company”), today announced that it sent an open letter to PLX stockholders expressing its disappointment that the Board of Directors of PLX appears resistant to engaging in meaningful discussions with its largest stockholder in order to avoid an unnecessary election contest at the Company’s 2013 Annual Meeting of Stockholders.

The full text of the letter follows:

POTOMAC CAPITAL PARTNERS II, L.P.
825 Third Ave, 33rd Floor
New York, New York 10022

October 25, 2013

Dear Fellow PLX Stockholders,

Potomac Capital Partners II, L.P., together with its affiliates (“Potomac”), is the largest stockholder of PLX Technology, Inc. (“PLX” or the “Company”), beneficially owning approximately 9.8% of the outstanding shares of common stock of the Company.  We have nominated a slate of five highly qualified directors for election to the Board of Directors (the “Board”) at the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) because we do not believe the Board as currently constituted is acting in the best interests of stockholders.  In several public letters and private communications with certain members of management and the Board, we have clearly articulated our concerns with the Company, relating to, among other things, the Company’s historically weak operating performance and the Board’s failed acquisition strategy, resulting in substantial dilution of stockholders.  In response, the Board has failed to address the issues we have identified and appears resistant to any meaningful reconstitution of the Board, let alone a resolution that involves any incumbent Board member not standing for re-election at the Annual Meeting.

Over the past nine months, we have tried to engage with management and the Board in the hopes of avoiding a disruptive and costly election contest.  In April 2013, for example, we made a special, cross-country trip to PLX’s headquarters with the clear understanding that the purpose of our trip was to discuss our very reasonable settlement proposal of two Board seats, the formation of a strategic review committee, and the adoption of a mandatory retirement policy, which would have resulted in two directors retiring from the Board at the 2013 Annual Meeting.  When we arrived, however, we were asked to sign a non-disclosure agreement and there was no meaningful discussion about our settlement proposal, showing us their lack of interest in proactively addressing the situation.  In October 2013, with the window narrowing for the Company to schedule the 2013 Annual Meeting, we reached out again to PLX.  After several verbal discussions, in which we expressed our strong belief that the Board must be reconstituted through additions and deletions of Board members, the Company proposed terms of settlement which included the addition of two of our director nominees but all incumbent directors standing for re-election at the Annual Meeting.  In response, we proposed the addition of three of our director nominees with two incumbent directors agreeing not to stand for re-election at the 2013 Annual Meeting.  Once again, the Company would not accept any settlement that involved any incumbent Board member not standing for re-election.

With an average tenure of over 14 years and the fact that the Board lacks any significant ownership of PLX, we are deeply frustrated by this Board’s readiness to spend stockholder capital to engage in a protracted proxy fight, rather than communicate credibly with its largest stockholder. Based on our review of the Company’s public filings, only two of the Board’s six independent directors own any PLX common stock and of these two directors, they own, in the aggregate, less than one percent (1%) of the outstanding shares of the Company, making this Board unvested stewards of stockholder capital.  What is worse is that of the two independent directors that own any stock, one has cashed in much more of his stock than his current ownership position, reaping millions of dollars in profits.  With no real investment dollars at risk, we are concerned that the Board’s interests may not be aligned with stockholders.  We question whether they may be more focused on self-preservation instead of reaching an agreement in the best interests of stockholders.

We are resolute in our determination to ensure the Company is governed for the benefit of its stockholders. Our interactions with the Board have left us with serious doubt as to whether minority representation on the Board is sufficient to influence critical decisions and unbind the decades-long ties that exist amongst the existing members of the Board.  We therefore intend to exercise our rights on behalf of all stockholders and are committed to take any and all actions necessary in order to unlock stockholder value.

Sincerely, Potomac Capital Partners II, L.P. By: Potomac Capital Management II, L.L.C. General Partner
By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Co-Managing Member

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Potomac Capital Partners II, L.P. (“PCP II”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders of PLX Technologies, Inc. (the “Company”).

PCP II STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL-FREE AT (877) 285-5990 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be PCP II, Potomac Capital Management II, L.L.C. (“Potomac Management II”), Potomac Capital Partners III, L.P. (“PCP III”), Potomac Capital Management III, L.L.C. (“Potomac Management III”), Potomac Capital Partners L.P. (“PCP I”), Potomac Capital Management, L.L.C. (“Potomac Management I”), Paul J. Solit, Eric B. Singer, Martin Colombatto, Stephen Domenik, Mark Schwartz, and Arthur Swift (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by PCP II with the SEC on January 25, 2013, as amended or may be amended from time to time (the “Schedule 13D”). The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov. As of the date hereof, the Participants collectively own an aggregate of 4,471,584 shares of Common Stock of the Company, consisting of the following: (1) 3,174,318 shares owned directly by PCP II, (2) 952,083 shares owned directly by PCP I, (3) 128,249 shares owned directly by PCP III, (4) 181,234 shares owned directly by Mr. Singer, and (5) 35,700 beneficially owned by Mr. Colombatto, which includes 13,100 shares held directly, 13,100 shares that are held in trust of which Mr. Colombatto is a trustee and a beneficiary with his wife, and 9,500 that are held in a trust for his child who shares the same household.  Potomac Management II, as the general partner of PCP II, and Messrs. Solit and Singer, as the Co-Managing Members of Potomac Management II, may be deemed to beneficially own the shares directly owned by PCP II.  Potomac Management I, as the general partner of PCP I, and Mr. Solit, as the Managing Member of Potomac Management I, may be deemed to beneficially own the shares directly owned by PCP I.  Potomac Management III, as the general partner of PCP III, and Messrs. Solit and Singer, as the Co-Managing Members of Potomac Management III may be deemed to beneficially own the shares directly owned by PCP III.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the shares of common stock of the Company beneficially owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such shares of common stock except to the extent of his or its pecuniary interest therein.